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                           FOR IMMEDIATE RELEASE

CONTACTS:
Henry Y.L. Toh, President                            Clay Wilkes, President
MEDCROSS, INC.                                        I-LINK WORLDWIDE INC.
(813) 521-1793                                               (512) 388-2393

         MEDCROSS, INC. ANNOUNCES ACQUISITION OF INTERNET COMPANY
                AND COMPLETION OF $1,000,000 DEBT OFFERING

     ST. PETERSBURG, FLORIDA, February 23, 1996 -  Medcross, Inc. (Nasdaq SmallCap:
MDCR) - announced today the closing of its acquisition of all of the issued and outstanding common stock of I-Link Worldwide Inc., a Utah corporation ("I-Link") from ILINK, Ltd., a Utah limited partnership in exchange for the issuance of an aggregate of 4,000,000 shares of common stock, par value $.007 per share, of Medcross (the "Common Stock").  I-Link provides Internet access services to individuals and businesses in the United States.  I-Link is also the owner of a proprietary technology (patent pending) which enables the transmission of information via facsimile over the Internet.

     Simultaneous with the closing of its acquisition of I-Link, Medcross completed a private placement of $1,000,000 in aggregate principal amount of convertible promissory notes (the
"Notes").  The Notes are payable upon the earlier of August 31, 1996 (subject to extension) or
Medcross' receipt of proceeds of at least $4,000,000 from subsequent debt or equity offerings.  The
Notes bear interest at the rate of 10% until August 31, 1996, at which time such interest rate increases to 13%.

     In addition to the foregoing developments, in connection with the grant of an option by the holders thereof, an aggregate of 40,000 shares of outstanding Class A Preferred Stock, par value
$10.00 per share, of Medcross (the "Class A Preferred Stock") was converted into an aggregate of
978,891 shares of Common Stock.  Options to acquire the 3,915,570 shares of Common Stock issuable upon conversion of the remaining 160,000 shares of Class A Preferred Stock outstanding have been granted by the holder thereof.  Such options are exercisable commencing July 1, 1996 at an exercise price of $1.79 per share or two hundred percent of the average of the bid and asked prices of the common Stock as quoted on Nasdaq; the options expire incrementally on
December 31, 1996 and December 31, 1997.  The holder of all 7,500 shares of Class B Preferred
Stock has also granted an option, upon substantially the same terms and conditions as the foregoing options, to purchase the 183,542 shares of Common Stock issuable upon conversion thereof.  All of the foregoing securities are restricted.

     Medcross, Inc., a Florida corporation, through its wholly-owned subsidiaries, owns and operates domestic radiological diagnostic imaging services, manages therapeutic medical modalities, and sells and services diagnostic imaging equipment in the Far East.  Medcross is a joint venture partner with China National Equipment and Supplies Import and Export Shenyang Corporation.

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